                                                                    EXHIBIT 10.1

                              PATENT ASSIGNMENT AND
                          TECHNOLOGY TRANSFER AGREEMENT

This Patent Assignment and Technology Transfer Agreement ("Agreement") is entered as of March 18, 2002 between Quixote Corporation ("Quixote"), a Delaware corporation with offices at One East Wacker Drive, 30th Floor, Chicago, Illinois and B&B Electromatic, Inc. ("B&B") a Delaware corporation with offices at 14113 Main Street, Norwood, Louisiana.

WHEREAS, B&B through beneficial ownership of various intellectual property rights including patent rights, copyrights and various other arrangements has the right to assign the rights in certain assets including Patents, Documentation, Technology and Improvement rights (as hereinafter defined).

WHEREAS, Quixote wishes to obtain full right, title and interest to the various Patent, Documentation, Technology and Improvement rights of B&B and B&B wishes to assign and transfer to Quixote all such rights under the terms and conditions hereinafter appearing.

NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

1.1 "Affiliate" means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.

1.2 "Documentation" means all manuals, models, drawings, designs, diagrams, bills of material, manufacturing routers, vendor lists, computer programs and all other tangible technical information relating to the nature or operation of the Technology, including but not limited to 120 Volts single phase and 12 Volt technology, which might reasonably be of interest to either party.

1.3 "Licensed Territory" means the world.


1.4 "Patents" means: (a) any of the patents and patent applications listed on Exhibit A; (b) any additional patent issuing in any jurisdiction on any patent application listed on Exhibit A; (c) any patents issuing as a result of a re-examination or reissue proceeding of any of the foregoing patents; (d) renewals, extensions and certificates of corrections of any of the foregoing patents; and (e) continuations, continuations-in-part, divisional or other applications claiming filing priority of the foregoing applications.

1.5 "Person" means any individual, partnership, corporation, limited liability company or other entity.


1.6 "Technology" means the Patents, the Documentation and trade secrets and know-how, skill and knowledge for thoroughfare-crossing guards as more particularly described and embodied in the Patents.

2. Transfer

2.1 Assignment of Patents. B&B hereby irrevocably assigns to Quixote exclusively throughout the Licensed Territory, all right, title and interest (choate or inchoate) in (i) the Patents, (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools and fixtures specifically acquired or designed for use with products embodying the Patents or to the development, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing, all as specified in Schedule A, attached hereto and made a part hereof

B&B agrees to assist Quixote in every legal way to evidence, record and perfect the Section 2 transfer including executing the Patent Assignment attached hereto as Exhibit B and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights, all at Quixote's expense.

2.2 Technology, Documentation and Models. B&B hereby transfers or otherwise provides to Quixote, free and clear of all security interests, including any conditional sale or other title retention agreements, liens, changes, claims, pledges, exceptions, defects of title and other encumbrances of any kind, all Technology in its possession that has not previously been disclosed or transferred and which is necessary and desirable to Quixote to exploit the Technology to a standard at least equivalent to those being operated by B&B at the date hereof. Upon execution of this Agreement, B&B will deliver Quixote all Documentation in possession of B&B and the demonstration or exhibition physical model, specified as serial number CN5277 (the "Model"); provided, however, that Quixote shall allow B&B to use the Model for purposes of demonstration or exhibition as long as (i) B&B provides Quixote with reasonable notice, (ii) the Model is not currently used by Quixote, and (iii) B&B agrees to pay any freight cost to move the Model to any demonstration or exhibition site. Without prejudice to the generality of the foregoing, the transfer of Technology shall also include the following obligations:

     a. B&B will train or consult with such personnel of Quixote as selected by Quixote for up to a total of one hundred and twenty (120) B&B man days within the first two (2) years from the date hereof on all matters relating to the Technology at B&B facilities in Norwood, Louisiana at no charge Quixote.

     b. Thereafter, B&B undertakes to train or consult with such additional personnel of Quixote as selected by Quixote at Quixote request on all matters relating to the Technology in such manner, at such locations, and at such reasonable rates as agreed by the parties at Quixote' s expense.

3. Transition Activities

3.1 Orders, Leads. B&B hereby assigns and transfers all orders, marketing leads and related materials pertaining to the railroad and railroad bridge industry to Quixote. Quixote shall pursue said leads and accept orders on terms and conditions it believes reasonable.

3.2 Manufacturing. With respect to sales by Quixote of the first four (4) crossings or for a period of one (1) year from the date hereof, whichever is sooner, B&B will manufacture the products for such orders. For purposes of this Agreement, a crossing will consist of two complete B&B VT6802 safety barriers, including all electronics plus one spare VT6802 arm. If the sale is for demonstration purposes, Quixote will pay B&B $65,000 per crossing. If the sale is pursuant to a third party purchase, but not for demonstration purposes, Quixote will pay B&B 90% of the net proceeds but not less than $90,000 per crossing for those products.

4. Consideration

In consideration of the rights granted hereunder, Quixote hereby pays to B&B a lump sum payment of $350,000 cash at closing. The consideration described in this Section 4, Section 3 and the license agreement between Quixote and B&B, attached hereto and made a part hereof, shall be the only consideration required of Quixote with respect to the subject matter of this Agreement.

5. Representations and Warranties

B&B represents and warrants to Quixote that:

     A. B&B is the sole owner of all rights, title and interest in and to the Technology including the Patents;

     B. B&B has not assigned, transferred, licensed, pledged or otherwise encumbered any of the Technology , including the Patents, or agreed to do so;

     C. B&B has full power and authority to enter into this Agreement and to make the assignments as provided for herein;

     D. To the best of B&B's knowledge, there are no violations, infringements or misappropriations of any third party's rights (or any claim thereof) by the Patents or the Technology;

     E. Neither B&B nor any of its agents was acting within the scope of employment by any third party when conceiving, creating or otherwise performing any activity with respect to anything purportedly transferred or assigned herein;

     F. To the best of B&B's knowledge, there are no current challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Patents or Technology; and Quixote acknowledges that neither it nor any affiliate has any current challenges with respect to the patentability or validity of any claims of any existing patents relating to the Patents or Technology; and

     G. The B&B railroad safety barriers currently being offered for sale are known as VT6802 and VT6802HD products, and meet the requirements of the Federal Highway Administration NCHRP-350, Test Level II guidelines and have been accepted by the Federal Railroad Authority.

6. Other Assurances

6.1 Andy Davis. B&B assumes all obligations currently owed or owed in the future to Andy Davis or his Affiliates (together "Davis") under a certain contract dated as of January 1, 2000(the "Davis Contract"). B&B shall defend, indemnify and hold Quixote harmless from any such claims that might arise under the Davis Contract.

6.2 Sales and Installations. B&B does not transfer or assign, and Quixote does not assume, any obligations with respect to B&B sales and installations, including but not limited to the installations in Santa Clara, California and Madison, Wisconsin. B&B shall defend, indemnify and hold Quixote harmless from any such claims that might arise from any such sales and installations. The B&B obligations with respect to the installation in Santa Clara, California include but are not limited to those obligations evidenced in a certain letter dated March 12, 2002 to the Santa Clara Valley Transportation Authority, a copy of which is attached hereto as Exhibit C.

7. Confidential Information

B&B will not disclose any Technology, know-how, trade secrets, information or materials assigned hereunder or materials provided by Quixote provided such is Confidential Information.




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

"Confidential Information" is any information which has value due to the fact that such information is not generally known to the public. Confidential Information does not include any information, which (i) is generally to the public or that becomes generally available to the public through no fault on B&B's part after the assignment herein; or (ii) is received from a third party not associated with Quixote and having no obligation of confidentiality to Quixote; or (iii) is required to be disclosed by law. B&B may use Confidential Information only for the purposes (i) of manufacturing crossing guards pursuant to a license from Quixote or as provided in Section 3 hereof, or (ii) of maintaining the installations in Santa Clara, California and Madison, Wisconsin as provided in Section 6.2 hereof. B&B may not use non-confidential Technology, know-how, trade secrets, information or materials assigned hereunder or non-confidential materials provided by Quixote where such is restricted by license, patent rights, copyright, or other intellectual property rights. B&B recognizes and agrees that there is no adequate remedy at law for a breach of this Section, that such breach would irreparably harm Quixote and that Quixote is entitled to equitable relief (including, without limitations, injunctions) with respect to any such breach or potential breach in addition to any other remedies.

8. Patent Prosecution.

The parties agree that Quixote has the sole and exclusive right to prosecute any and all patent applications and foreign equivalents of the Patents in the U.S and foreign countries. B&B will cooperate with Quixote in obtaining such patent rights and Quixote will pay all reasonable expenses.

9. Legal Actions

9.1 Quixote shall, at its sole discretion, pursue or defend any legal action brought in connection with the subject matter of this Agreement. In any legal suit or dispute, B&B agrees to cooperate fully with Quixote. At the request and expense of Quixote, B&B will provide access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

9.2 B&B shall promptly report in writing to Quixote any:


          a. known infringement or suspected infringement of any of the Patents, or

          b. known unauthorized use, infringement, suspected infringement, duplication, distribution, unauthorized use or other misappropriation of the Patents by a third party of which it becomes aware, and shall provide Quixote with any available evidence supporting said infringement, suspected infringement, duplication, distribution, unauthorized use or other misappropriation.




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

10.  General

10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to the choice of law principles thereof. Any dispute arising under this Agreement shall be definitively and finally resolved by arbitration and judgment upon any award of arbitration may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Chicago, Illinois and be in accordance with the rules of the American Arbitration Association. Any fees and expenses payable to the American Arbitration Association shall be borne by the losing party.

10.2 This Agreement is not assignable or transferable by B&B (whether by contract, by sale of stock or assets of B&B, or by merger or consolidation or any other legal means) without the prior written consent of Quixote, such consent not to be unreasonably withheld; any attempt to do so shall be void. Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, certified U.S. mail, postage prepaid to the respective addresses of the parties as set above (or such other address as a party may designate by ten (10) days notice) or by facsimile transmission with evidence of receipt and a paper copy mailed to the receiving party by regular mail. Subject to the above, this agreement is binding on all successor, assigns or transferees.

10.3 If Quixote is unable after reasonable efforts to secure B&B's signature to any document it is entitled to under this Agreement, B&B hereby irrevocably designates and appoints Quixote and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of B&B, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by B&B.

10.4 If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity, or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby, and the remainder of the provisions of this Agreement shall remain in full force and effect. The parties shall endeavor in good faith negotiations to replace any illegal, invalid or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to the illegal, invalid or unenforceable provision.

10.5 The terms of this Agreement are confidential and no press release or other written or oral disclosure of any nature regarding the terms of this Agreement shall be made by B&B without Quixote's prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental regulation.



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

10.6 This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party (or such party's duly authorized agent) against whom enforcement of any such modification or amendment is sought. Either party may, only by an instrument in writing, waive compliance by the other party regarding any term or provision of this Agreement. The waiver by a party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

10.7 The parties are independent contractors. Nothing stated in this Agreement shall be deemed to create the relationship of partners, joint venturers, employee-employer or franchiser-franchisee between the parties hereto.

10.8 This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

10.9 This Agreement, and the Schedules thereto, contains the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements or understandings between the parties as to this subject matter other than those set forth or referred to herein or therein.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement on the date first above written.



              Quixote Corporation                        B&B Electromatic, Inc.

By:           /s/ LESLIE J. JEZUIT           By:         /s/ JACK CALDWELL
   -------------------------------------        --------------------------------
Name:         Leslie J. Jezuit               Name:       Jack Caldwell
      ----------------------------------          ------------------------------
Title:  President and Chief Executive        Title:         President
                 Officer                           -----------------------------
      ----------------------------------     Date:       March 15, 2002
Date:         March 18, 2002                      ------------------------------
     -----------------------------------







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



                                    EXHIBIT A

Issued Patents:

         US PATENT NUMBER:  6,115,963 "CROSSING GUARD"


         6,115,963 ABSTRACT: A crossing guard is disclosed which comprises an operator positioned on one side of a thoroughfare for raising and lowering an arm, a gate connected to the arm, a first lock positioned on the opposite side of the thoroughfare, a plurality of cables supported within the gate, joined together at fixed points intermediate the ends of the cables, and a first end assembly connectable with the cables and the gate at the end of the gate opposite the operator with the first end assembly engagable with the first lock. The device further comprises a second lock positioned on the side of the thoroughfare nearer said operator engagable with a second end assembly positioned on the end of the gate nearer said operator.

         US PATENT NUMBER:  6,289,634 "CROSSING GUARD"


         6,289,634 ABSTRACT: A crossing guard is disclosed which comprises an operator positioned on one side of a thoroughfare for raising and lowering an arm, a gate connected to the arm, a first lock positioned on the opposite side of the thoroughfare, a plurality of cables supported within the gate, joined together at fixed points intermediate the ends of the cables, and a first end assembly connectable with the cables and the gate at the end of the gate opposite the operator with the first end assembly engagable with the first lock. The device further comprises a second lock positioned on the side of the thoroughfare nearer said operator engagable with a second end assembly positioned on the end of the gate nearer said operator.



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


                                    EXHIBIT B

                                PATENT ASSIGNMENT

THIS ASSIGNMENT is made and entered into as of the March 18, 2002, by B&B Electromatic, Inc., a Delaware Corporation with offices at 14113 Main Street, Norwood, Louisiana ("B&B") in favor of Quixote Corporation, a Delaware corporation with offices at One East Wacker Drive, Chicago, Illinois ("Quixote").

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, B&B hereby sells and assigns to Quixote all right, title and interest of every kind throughout the world in and to U.S. Patents No. 6,115,963 entitled "CROSSING GUARD" and No. 6,289,634 entitled "CROSSING GUARD" (the "Patents") and any reissues, renewals, or extensions thereof as may be granted, including the right to sue for past infringement of the Patent and recover for past damages.

         B&B agrees to execute such additional documents as may be reasonably requested by Quixote to further evidence, perfect, or protect the foregoing assignment.

                                     B&B Electromatic, Inc.


                                     /s/ JACK CALDWELL
                                     -------------------------------------------


                                     By: Jack Caldwell

                                     Title: President

STATE OF LOUISIANA                          )
                                            ) ss
PARISH OF EAST BATON ROUGE                  )

         On this 15th day of March, 2002, before me appeared Jack Caldwell, the person who signed this instrument, who acknowledged that he signed it as a free act on behalf of B&B, Electromatic, Inc. with authority to do so.

/s/ LISA R. PHILLIPS
--------------------------------
Notary Public

My commission expires on:  At Death

Date: March 15, 2002





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



                                    EXHIBIT C

March 12, 2002

Mr. Christof D. Eichin
Maintenance Engineering Manager
Santa Clara Valley Transportation Authority
3331 North First Street
San Jose, CA 95134-1906

Dear Chris,

Just a note to let you know that we have passed 66,000 cycles in the test on the unit here in Norwood. Jay Smith will be sending you further information in the next few day.

I also wanted to summarize what we committed to do at our meeting on February 13, 2002.

     o I have already provided you with a copy of our standard warranty policy along with the statement that the two year warranty clock would start running on the date the "super gate" is put back in operation.

     o Update the IOM Manual to include modifications made to the gate, including maintenance/inspection steps for said modifications. The revised version will also include inspection steps in case of a crash at the gate.

     o   Send formal test procedure being used on the test currently in process.

     o Give 4 week notice before traffic control is required to install the new arm.

     o Provide on-site lead person to install and commission the new arm after 200,000 cycle test is complete. VTA will provide all equipment and labor assistance required for said installation and commissioning.

     o Provide on-site training on maintenance and inspection procedures immediately after start up is achieved.

     o Provide a final test result report after 200,000 cycles have been accomplished.

     o Revise the Hazard Analysis to include all affected parts resulting from the redesign. We will also edit some of the objectionable language in the report.

We look forward to completing the test and putting your gate back into operations.

Sincerely,


/s/ JACK CALDWELL
------------------------------
Jack Caldwell



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                                   SCHEDULE A

1.       "Documentation" to be transfered

         A)  Manuals - one operating manual in electronic format:

         B)  Models - one working model of model gate serial number CN5277

         C) Drawings - all engineering drawings for B&B models VT6802 and VT6802HD in electronic format (AutoCAD 14.0 preferred).

         D) Designs - none, other than the designs shown showing in the engineering drawings

         E)  Diagrams - none, other that contained in the engineering drawings

         F)  Bills of material - for B&B models VT6802 and VT6802HD

             o  Hard copy of Indented Bills

             o  Electronic form of indented Bills compatible with Microsoft
                Access.

         G)  Manufacturing routers - none

         H) Vendor lists - provided, but B&B will continue to use for other products.

             o Cut sheets listing vendor sources for individual components

         I)  Computer programs - none

         J) Other tangible technical information - any test results of models VT6802 and VT6802HD

         K) Sample electrical schematics and suggested drive components (documentation) for potential sites with electrical power other than 12V DC (such as 120 V single phase). Documents could be from an existing B&B Gate system other than the VT 6802 or VT 6802HD. Documents shall be supplied in electronic format.

2.       Assigned "Technology"

         A) Patents - patent numbers 6,115,963 and 6,289,634 and B&B's patent files for same

         B)  Trade secrets - none

         C)  Know- how - to be transferred by training

         D)  Inventions - none other than as disclosed in the patent claims

         E) Works of authorship - all copyrights in the engineering drawings and operation manual

         F)  Mask works - none

         G)  Information - none, other than Know-How

         H)  Materials - none

         I)  Tools and fixtures - none

         J)  Business - B&B will prepare a list of its leads

         K) Contract rights - none, B&B retains contract rights for product sold prior to the assignment

         L) Causes of action - any right to sue for infringement or infringement for all patent and copyrights assigned hereunder

         M) Goodwill - none other than associated with the VT6802 product itself, B&B is not assigning any trademark rights hereunder.

B&B represents and warrants that, to the best of its knowledge, the above is all that is needed to make, use and sell the patented crossing gates to the standard at least equivalent to that currently employed by B&B.



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